                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                   TSI TELECOMMUNICATION NETWORK SERVICES INC.

                                TSI BRIENCE, LLC,

                                 BRIENCE, INC.,

                                       AND

                     THE SELLER PARTIES (AS DEFINED HEREIN)



                                  July 15, 2003


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

                                Table of Contents

                                                                                 Page
                                                                                 ----
ARTICLE I THE MERGER............................................................    1
     1.01     The Merger........................................................    1
     1.02     Conversion of Company Stock.......................................    2
     1.03     Other Requirements................................................    2
     1.04     Dissenting Shares.................................................    2
     1.05     Exchange of Certificates..........................................    3
     1.06     Fractional Shares.................................................    3
     1.07     Managers and Officers.............................................    3
     1.08     Options...........................................................    3

ARTICLE II THE CLOSING..........................................................    4
     2.01     The Closing.......................................................    4

ARTICLE III CONDITIONS TO CLOSING...............................................    4
     3.01     Conditions to Purchaser's and Merger Sub's Obligations............    4
     3.02     Conditions to the Seller Parties' and Company's Obligations.......    6

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY................    7
     4.01     Organization and Corporate Power..................................    7
     4.02     Capital Stock and Related Matters.................................    7
     4.03     Subsidiaries......................................................    8
     4.04     Authorization; No Breach..........................................    8
     4.05     Indebtedness......................................................    8
     4.06     Intellectual Property.............................................    8
     4.07     Litigation, etc...................................................    8
     4.08     Brokerage.........................................................    9
     4.09     Insurance.........................................................    9
     4.10     ERISA.............................................................    9
     4.11     Real Property.....................................................    9
     4.12     Legal Compliance..................................................    9
     4.13     No Acceleration of Rights or Benefits.............................    9
     4.14     Bank Accounts.....................................................    9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB............    9
     5.01     Organization and Corporate Power..................................   10
     5.02     Authorization; No Breach..........................................   10
     5.03     Capital Stock.....................................................   10
     5.04     Capital Stock.....................................................   10

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.................   11
     6.01     Organization and Power............................................   11
     6.02     Authorization.....................................................   11
     6.03     No Breach.........................................................   11
     6.04     Investment Representation.........................................   11
     6.05     Brokerage.........................................................   11
     6.06     Litigation........................................................   12
     6.07     Capital Stock and Related Matters.................................   12

ARTICLE VII COVENANTS OF PURCHASER AND THE COMPANY..............................   12
     7.01     Affirmative Covenants of Purchaser................................   12
     7.02     Affirmative Covenants of the Company..............................   12
     7.03     Negative Covenants of the Company.................................   13

ARTICLE VIII EMPLOYEES..........................................................   14
     8.01     Employee Matters..................................................   14

ARTICLE IX TERMINATION..........................................................   15
     9.01     Conditions of Termination.........................................   15
     9.02     Effect of Termination.............................................   16

ARTICLE X DEFINITIONS ..........................................................   16
     10.01    Definitions.......................................................   16
     10.02    Certain Other Definitional Provisions.............................   20

ARTICLE XI MISCELLANEOUS........................................................   20
     11.01    Survival of Representations.......................................   20
     11.02    Press Release and Announcements...................................   21
     11.03    Tax Treatment.....................................................   21
     11.04    Further Assurances................................................   21
     11.05    Exclusivity.......................................................   21
     11.06    Remedies..........................................................   21
     11.07    Expenses..........................................................   21
     11.08    Assignment........................................................   22
     11.09    Severability......................................................   22
     11.10    Complete Agreement................................................   22
     11.11    No Third-Party Beneficiaries......................................   22
     11.12    Counterparts......................................................   22
     11.13    Consent to Amendments.............................................   22
     11.14    Descriptive Headings; Interpretation..............................   23
     11.15    Governing Law.....................................................   23
     11.16    Notices...........................................................   23
     11.17    Delivery by Facsimile.............................................   23
     11.18    No Strict Construction............................................   24
     11.19    Limitation of Liability of Seller Parties.........................   24
     11.20    Termination of Existing Stockholder Agreements....................   24
     11.21    Legend............................................................   24

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 15, 2003, is made by and among Brience, Inc., a Delaware corporation (the "Company"), TSI Telecommunication Network Services Inc., a Delaware corporation (the "Purchaser"), TSI Brience, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Purchaser (the "Merger Sub") and, with respect to Articles VI, X and XI only, the Persons listed on the signature page attached hereto under the heading "Seller Parties" who execute a counterpart to this Agreement (individually, a "Seller Party" and collectively, the "Seller Parties"). The Company, Purchaser, Merger Sub and the Seller Parties are sometimes collectively referred to herein as the "Parties" and individually as a "Party". Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

          WHEREAS, for federal and applicable state and local income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.01  The Merger.

          (a) At the Effective Time and subject to the terms and conditions of this Agreement, the Company shall merge (the "Merger") with and into Merger Sub in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving entity (the "Surviving LLC").

          (b) At the Closing, the Company and Merger Sub will file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties hereto, at such other time as is provided in the Certificate of Merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving LLC shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under Delaware Law.

          1.02  Conversion of Company Stock.

          (a) Cancellation of Junior Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Company's Capital Stock, other than the Series C Preferred Stock (including, without limitation, each share of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock, which are collectively referred to herein as the "Junior Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares but including any shares of Junior Stock held by Merger Sub or in the treasury of the Company) shall be canceled and retired and shall cease to exist with no payment being made with respect thereto.

          (b) Conversion of Company Series C Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive a Per Share Portion of the TSI Networks Stock.

          For purposes of this Agreement, the term "TSI Networks Stock" means an aggregate of 1.67 shares of Class B Common Stock, par value $0.01 per share of Purchaser. Each share of TSI Networks Stock issued pursuant to this Section 1.02(b) shall bear the legend set forth in Section 11.21 below.

          For purposes of this Agreement, the term "Per Share Portion" with respect to holders of Series C Preferred Stock means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any Series C Preferred Stock held by Merger Sub or in the treasury of the Company).

          (c) Conversion of the Merger Sub Units. At the Effective Time, each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid unit of the Surviving LLC.

          1.03 Other Requirements. Notwithstanding anything in this Agreement to the contrary, no holder of Series C Preferred Stock shall be entitled to receive any portion of the TSI Networks Stock (or any securities issued in exchange therefor) unless, at or prior to the Effective Time, such holder has complied with the conditions set forth in Section 1.05 below (including surrendering to the Company a certificate, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Series C Preferred Stock held by such holder, together with a duly executed and completed Joinder and Transmittal Agreement (as defined below), if applicable).

          1.04 Dissenting Shares. Any shares of Company Stock held by a stockholder of the Company (a "Stockholder") who dissents from the Merger and becomes entitled to obtain payment for the value of such shares of Company Stock pursuant to the applicable provisions of the Delaware Law shall be herein called "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other

                                       2

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distributions, shall not be entitled to receive any portion of the TSI Networks
Stock and shall be entitled only to such rights as are set forth in the Delaware Law; provided, however, that shares of Company Stock held by a dissenting Stockholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the Delaware Law, or otherwise fails to establish the right of such Stockholder to be paid the value of such Stockholder's shares under the Delaware Law shall be deemed to be converted into the right to receive the appropriate TSI Networks Stock pursuant to the terms and conditions referred to above.

          1.05 Exchange of Certificates. At the Effective Time, each holder of certificates representing Series C Preferred Stock (each, a "Series C Preferred Stockholder") (other than holders of Dissenting Shares) shall surrender to the Company for exchange a certificate, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of each class of Series C Preferred held by such holder. Immediately after the Effective Time,
(i) each Seller Party who has surrendered his, her or its certificates shall be issued the amount of TSI Networks Stock to which he, she or it is entitled under
Section 1.02 above at the Closing and (ii) each other Series C Preferred Stockholder who has surrendered his, her or its certificates, and has executed and delivered to the Company a duly executed and completed Joinder and Transmittal Agreement, substantially in the form attached hereto as Exhibit A (the "Joinder and Transmittal Agreement"), subject to the further conditions of this Section 1.05, shall be issued the amount of TSI Networks Stock to which he, she or it is entitled under Section 1.02 above at the later to occur of (A) the Closing or (B) the execution and delivery of the Joinder and Transmittal Agreement. Each share of TSI Networks Stock issued pursuant to this Section 1.05 shall bear the legend set forth in Section 11.21 below. Surrendered certificates shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the TSI Networks Stock into which the shares it theretofore represented shall have been converted pursuant to Section 1.02 above (and except with respect to rights applicable to Dissenting Shares), and the Surviving LLC shall not be required to issue the consideration to which the holder of such certificate would otherwise have been entitled; provided that if any Series C Preferred Stockholder has failed to surrender and exchange any such certificate or instrument by the first anniversary of this Agreement, such certificate or instrument shall forever cease to represent any rights to receive any portion of the TSI Networks Stock.

          1.06 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, fractional shares of TSI Networks Stock shall be permitted to be issued in the Merger, calculated to the nearest 1/10,000 of a share.

          1.07 Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the managers of the Surviving LLC shall be as set forth on Schedule 1.07(i) attached hereto, and (ii) the officers of the Surviving LLC shall be as set forth on Schedule 1.07(ii) attached hereto.

          1.08 Options. As of the Effective Time, each option to purchase shares of the Company Stock which is outstanding and has not been exercised prior to the Closing Date shall be terminated and shall not be assumed by Purchaser or the Surviving LLC.

                                   ARTICLE II

                                   THE CLOSING

          2.01  The Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis located at 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m. (Chicago time) as promptly as practicable (but in no event later than the third business day) following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Purchaser and the Company. The date and time of the Closing are herein referred to as the "Closing Date."

          (b) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

                (i)   the Parties shall take such actions as described in
     Section 1.05; and

                (ii) the Parties shall make such other deliveries as are required by and in accordance with Article III hereof.

                                  ARTICLE III

                              CONDITIONS TO CLOSING

          3.01 Conditions to Purchaser's and Merger Sub's Obligations. Unless waived in writing by Purchaser and Merger Sub prior to the Closing, the obligation of Purchaser and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

          (a) Representations and Warranties. The representations and warranties set forth in Article IV and Article VI shall be true and correct at and as of the Closing as though then made (without taking into account any updates to the Schedules after the date of this Agreement).

          (b) Performance of Covenants. Each of the Seller Parties and the Company shall have performed in all respects all of their covenants and agreements required to be performed by them hereunder prior to the Closing.

          (c) Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject any of Purchaser, Merger Sub or the Company to any onerous penalty, liability or other condition arising under any Legal Requirement or imposed by any Governmental Entity.

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

          (d) Consents. Purchaser shall have received copies of all filings, notices, licenses, approvals and other Consents of, to or with, any (i) Governmental Entity or any other Person that are required to be made or obtained for the consummation of the transactions contemplated by the Transaction Documents, if any, or (ii) all third party consents set forth on Schedule 3.01(d)(ii) attached hereto.

          (e) Exchange Agreement Each of the Series C Preferred Stockholders (other than GTCR Fund VII, L.P. and GTCR Co-Invest, L.P.) and TSI Telecommunication Holdings, LLC shall have entered into the Exchange Agreement, substantially in the form of Exhibit B attached hereto (the "Exchange Agreement") pursuant to which the Series C Preferred Stockholders will contribute the TSI Networks Stock to TSI Telecommunication Holdings, LLC, a Delaware limited liability company ("Holdings LLC") in exchange for an aggregate of 19,775.01 common units of Holdings LLC.

          (f) LLC Agreement, Securityholders and Registration Agreement. Each of the Series C Preferred Stockholders (other than GTCR Fund VII, L.P. and GTCR Co-Invest, L.P.) shall have executed joinders to (i) the LLC Agreement, (ii) the Securityholders Agreement and (iii) the Registration Agreement.

          (g) Stockholder Approval. Purchaser shall have received evidence that this Agreement and the Merger shall have been approved and adopted by written consent of at least 80% of (i) the holders of the outstanding shares of Company Stock entitled to vote thereon, voting on an as-converted basis and (ii) the holders of the outstanding shares of Preferred Stock entitled to vote thereon, voting on an as-converted basis as a single class.

          (h) Dissenters' Rights. The Company shall not have received notices from Stockholders dissenting from the Merger pursuant to Section 262 of the Delaware Law with respect to Dissenting Shares representing more than 1% of the Company Common Stock on a fully diluted, as converted basis.

          (i) Modifications of Contracts. The Company shall have entered into a settlement agreement with Spear Street Saphire, LLC providing for the cancellation of the Company's promissory note and warrant, each pursuant to a lease agreement with Spear Street Saphire, LLC, dated as of March 1, 2003.

          (j) Litigation, etc. No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated thereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by the Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Surviving LLC to own the assets and operate the businesses and control the Company following the Closing, and no such injunction, judgment, order, decree, ruling or charge shall have been entered or be in effect.

          (k) FIRPTA Affadavit. The Company shall deliver to Purchaser an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Effective Date and in form and substance satisfactory to Purchaser.

          (l) Warrants. The Company shall deliver to Purchaser evidence satisfactory to Purchaser that each warrant and right to acquire shares of the Company's Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall have been irrevocably cancelled, effective at or prior to the Effective Time.

          (m) Joinder and Letter of Transmittal. With respect to each Series C Preferred Stockholder (other than any of the Seller Parties), the Company shall have received a duly executed and completed Joinder and Letter of Transmittal pursuant to Section 1.05.

          (n) Other Closing Documents. An officer of the Company shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in Sections 3.01(a) to 3.01(m), inclusive have been fully satisfied, and attaching thereto (i) certified copies of the charter and by-laws of the Company and (ii) certified copies of the resolutions duly adopted by the Company's board of directors and Stockholders authorizing the Company's execution, delivery and performance of this Agreement and the transactions contemplated by the Transaction Documents.

          (o) Due Diligence. Purchaser shall have completed and shall be satisfied in its sole discretion with the results of its and its attorneys', accountants' and other representatives' business, legal, accounting and financial due diligence investigation and evaluation of the Company.

          3.02 Conditions to the Seller Parties' and Company's Obligations. Unless waived in writing by the Company prior to the Closing, the obligations of the Company and the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permissible under applicable law) of the following conditions as of the Closing Date:

          (a) Representations and Warranties. The representations and warranties set forth in Article V hereof shall be true and correct.

          (b) Performance of Covenants. Purchaser and Merger Sub shall have performed in all respects all their covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

          (c) Consents. The Company shall have received copies of all filings, notices, licenses and other Consents of, to or with, any Governmental Entity or any other Person that are required to be made or obtained for the consummation of the transactions contemplated by the Transaction Documents by the Purchaser or Merger Sub.

          (d) Exchange Agreement. Holdings LLC shall have executed the Exchange Agreement.

          (e) Other Closing Documents. Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 3.02(a) through 3.02(c), inclusive, have been satisfied.

          (f) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by written consent of at least 80% of (i) the holders of the outstanding shares of Company Stock entitled to vote thereon, voting on an as-converted basis and (ii) the holders of the outstanding shares of Preferred Stock entitled to vote thereon, voting on an as-converted basis as a single class.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             RELATED TO THE COMPANY

          As a material inducement to Purchaser and Merger Sub to enter into and perform their obligations under this Agreement and the other Transaction Documents, the Company represents and warrants to Purchaser and Merger Sub that the statements contained in this Article IV are true and correct as of the date hereof.

          4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California and every other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. All such jurisdictions in which the Company is required to be qualified and is qualified are set forth on Schedule
4.01 attached hereto. The Company has full corporate power and authority and all material licenses, permits, authorizations and other Consents necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's amended and restated certificate of incorporation and bylaws which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          4.02 Capital Stock and Related Matters. The authorized and issued capital stock of the Company is accurately described in Schedule 4.02(i) attached hereto. All of the issued shares described in Schedule 4.02(i) are issued and outstanding and are owned of record and beneficially by the Seller Parties and the Other Stockholders as set forth opposite their names on Schedule 4.02(i), free and clear of any Liens. All of the outstanding capital stock of the Company has been duly authorized by all necessary corporate action on the part of the Company and is validly issued, fully paid and nonassessable. There are no rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, except as described on Schedule 4.02(ii). Except as described on Schedule 4.02(iii), there are no agreements with respect to the voting or transfer of capital stock of the Company. No equityholder or former equityholder of the Company has any claim or rights against the Company or any equityholder and the Company does not have any Liability to any equityholder or former equityholders.

          4.03 Subsidiaries. Schedule 4.03 attached hereto correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of incorporation and the Persons owning the outstanding capital stock of such Subsidiary.

          4.04 Authorization; No Breach. The execution, delivery and performance of each Transaction Document to which the Company is a party and the transactions contemplated by the Transaction Documents, have been duly authorized by the Company. Each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of each Transaction Document to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not, except as set forth on Schedule 4.04 (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon any capital stock or any asset or property of the Company pursuant to, (iv) modify, terminate, increase or accelerate (or give any Person the right to modify, terminate, increase or accelerate) any obligation, right or adjustment under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the amended and restated certificate of incorporation or bylaws of the Company, or any Legal Requirement to which the Company or any Affiliate or any of their assets or properties is subject, or any Contract, order, judgment or decree to which any of the foregoing Persons or any of their assets or properties is subject.

          4.05 Indebtedness. Except as set forth on Schedule 4.05 attached hereto, the Company has no outstanding Indebtedness that exceeds $500.00 in the aggregate.

          4.06 Intellectual Property. The attached Schedule 4.06(i) contains a complete and accurate list of all (a) patented or registered Intellectual Property owned or used by the Company, (b) pending patent applications and applications for registrations of other Intellectual Property filed by the Company, and (c) material unregistered Intellectual Property owned or used by the Company. Schedule 4.06(ii) contains a complete and accurate list of (x) all agreements with customers currently using the Company's products or services and
(y) all royalty-bearing licenses granted to the Company by any third party with respect to any Intellectual Property incorporated in the Company's products or services, in each case identifying the subject Intellectual Property.

          4.07 Litigation, etc. Except as disclosed on the attached Schedule 4.07, there are no actions, suits, proceedings, orders, investigations, claims or complaints pending, threatened against or affecting the Company or the operation, conduct, use or value of any of its properties or facilities (or, to the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to the Company's businesses or proposed business activities), or pending or threatened by the Company against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents).

          4.08 Brokerage. Except as set forth on Schedule 4.08 attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract binding upon the Company.

          4.09 Insurance. The attached Schedule 4.09 lists and briefly describes each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and business.

          4.10 ERISA. Except as disclosed on Schedule 4.10 attached hereto, the Company does not maintain, sponsor, contribute to or have any Liability with respect to any Employee Benefit Plan.

          4.11 Real Property. The attached Schedule 4.11 lists all real property leased by the Company and subleased by the Company, as sublandlord, to any Person.

          4.12 Legal Compliance. The items described on Schedule 4.12 attached hereto constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity or any other Person (collectively, the "Consents") which are required for the consummation of the transactions contemplated by the Transaction Documents.

          4.13 No Acceleration of Rights or Benefits. Except as set forth in the Schedule 4.13, (i) the Company has not made, nor is it obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any other change of control transaction and (ii) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and no Person's rights or obligations are modified upon a change of control of the Company or provide any Person the right to receive a payment or remedy (including rescission or liquidated damages) upon a change of control of the Company.

          4.14 Bank Accounts. Schedule 4.14 attached hereto lists all of the bank accounts (designating each authorized signatory) of the Company.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER AND MERGER SUB

          As a material inducement to the Company and the Seller Parties to enter into and perform their respective obligations under this Agreement and the other Transaction Documents, Purchaser and Merger Sub represent and warrant to the Company and the Seller Parties that the statements contained in this Article V as to such Person and not as to any other Person are true and correct as of the date hereof (it being understood that Merger Sub is not making any representations and warranties with respect to the Company).

          5.01 Organization and Corporate Power. Such Person is an entity duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to enter into this Agreement and perform its obligations hereunder and under the other Transaction Documents to which it is a party.

          5.02 Authorization; No Breach. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Person is a party and the transactions contemplated by the Transaction Documents, have been duly authorized by such Person. Each Transaction Document to which such Person is a party constitutes a valid and binding obligation of such entity, enforceable in accordance with its terms. The execution and delivery by such Person of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not, except as set forth on Schedule
5.02 and assuming that all of the representations and warranties of the Company contained in Article IV are and will be true and correct in all respects (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in the creation of any Lien upon any capital securities or any asset or property of such Person pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the formation documents of such Person, or any material Legal Requirement to which Person or any of its assets or properties is subject, or any material Contract, order, judgment or decree to which such Person or any of its assets or properties is subject.

          5.03 Capital Stock. The authorized and issued capital stock of Purchaser is accurately described in Schedule 5.03(i) attached hereto. There are no rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any capital stock of Purchaser or securities or obligations of any kind convertible into or exchangeable or exercisable for any capital stock of Purchaser or any stock appreciation, phantom stock, profit participation or similar rights with respect to Purchaser, except as described on Schedule 5.03(ii).

          5.04 Capital Stock. The TSI Networks Stock being issued to the Seller Parties pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                              OF THE SELLER PARTIES

          As a material inducement to Purchaser and Merger Sub to enter into and perform their respective obligations under this Agreement and the other Transaction Documents, each of the Seller Parties represents and warrants (severally and not jointly) to Purchaser and Merger Sub that the statements contained in this Article VI as to such Person (and not to any other Person) are true and correct as of the date hereof.

          6.01 Organization and Power. Each such Person that is not an individual is an entity duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to enter into this Agreement and other Transaction Documents to which it is a party and perform its obligations hereunder and under the other Transaction Documents to which it is a party.

          6.02 Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such non-individual Person is a party and the transactions contemplated by the Transaction Documents, have been duly authorized by such Person. Each Transaction Document to which such Person is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms.

          6.03 No Breach. The execution and delivery by such Person of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any capital securities or any asset or property of such Person pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws of such Person, or any material Legal Requirement to which Persons or any of such Person's assets or properties is subject, or any material Contract, order, judgment or decree to which such Person or any of such Person's assets or properties is subject.

          6.04 Investment Representation. Such Person is acquiring the TSI Networks Stock being acquired by it pursuant to the consummation of the Transaction Documents solely for investment purposes and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws. Such Person qualifies as an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

          6.05 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract binding upon such Person. Each such Person shall pay, and hold each of Purchaser and Merger Sub harmless against, any Liability (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim based on any Contract binding upon such Person.

          6.07 Litigation. There are no actions, suits, proceedings, orders, investigations, claims or complaints pending, threatened against or affecting such Person, which could affect such Person's performance hereunder or under the other Transaction Documents or the consummation of the transactions contemplated hereunder or thereby.

          6.08 Capital Stock and Related Matters. Such Person is the record and beneficial owner of, and has good and marketable title to, each of the shares of Series C Preferred Stock named opposite such Person's name on Schedule 6.07(i) attached hereto, free and clear of all Liens. At the Closing, such Person shall transfer to the Company good and marketable title to such shares of Series C Preferred Stock, free and clear of all Liens. After giving effect to the Closing, such Person will not have any interest in any capital stock of the Company. Except as disclosed on Schedule 6.07(ii) attached hereto, there are no agreements with respect to the voting or transfer of capital stock of the Company and, after giving effect to the Closing, neither Purchaser nor the Company will have any Liability to such Person or such persons' Affiliate.

                                  ARTICLE VII

                     COVENANTS OF PURCHASER AND THE COMPANY

          7.01 Affirmative Covenants of Purchaser. Purchaser covenants and agrees to reasonably cooperate with the Company in securing the amendments or modifications to the Contracts set forth on Schedule 7.01 attached hereto. It is understood and agreed that such actions by Purchaser shall not include any requirement of Purchaser to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Prior to the Closing Date, Purchaser covenants and agrees to reasonably cooperate with the Company to jointly prepare any appraisal rights notices to be distributed to the Stockholders in connection with the Merger.

          7.02 Affirmative Covenants of the Company. Prior to the Closing Date, unless Purchaser otherwise agrees in writing, the Company will:

          (a) maintain its books and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain its facilities and equipment in good operating condition (normal wear and tear excepted), replace inoperable, worn out or obsolete assets with assets of comparable quality, maintain an appropriate level of insurance, continue to make capital expenditures in accordance with its budget and in amounts sufficient to support the Company's ongoing business operations and otherwise conduct its business, in each case in the ordinary course of business;

          (b) use reasonable best efforts to preserve present business relationships with all customers and suppliers of the Company, to the extent such relationships are beneficial to the Company and its business (and in any event to not voluntarily drop, reduce (or agree to reduce) any business from, any customers), and, except as otherwise directed by Purchaser, to encourage the employees of the Company to continue their employment with the Company both before and after the Closing;

          (c) comply in all material respects with all Legal Requirements and Contracts applicable to its operations and business, and to pay all applicable Taxes;

          (d) permit, and cause its officers, directors, employees and agents (including attorneys and accountants) to permit, Purchaser and its Affiliates, employees, agents, accounting and legal representatives and lenders and its and their representatives to have reasonable access at reasonable times to the Company's books, records, invoices, contracts, leases, personnel, facilities, equipment and other things reasonably related to the business and assets of the Company, wherever located, and provide to the foregoing Persons such financial information as they reasonably request from time to time;

          (e) upon reasonable request, arrange meetings with such customers of, and suppliers to, the Company as Purchaser shall designate in order that Purchaser may confer with such customers and suppliers regarding the business of the Company;

          (f) promptly (after obtaining knowledge thereof) inform Purchaser in writing of any variances from or breach of any of the representations and warranties contained in this Agreement or any breach of any covenant hereunder by any Seller Party or the Company; and

          (g) cooperate with Purchaser and use their reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain all Consents necessary for the consummation of the transactions contemplated by the Transaction Documents and to cause the other conditions to Purchaser's obligation to close to be satisfied (including (x) the execution and delivery of all Contracts contemplated hereunder to be so executed and delivered, (y) calling stockholder meetings and obtaining their Consents, preparing and delivering appropriate disclosure materials relating to the Parties and the transactions contemplated by the Transaction Documents as promptly as practicable following the date of this Agreement and (z) taking any other additional actions as Purchaser may reasonably request to effect, confirm or evidence the transactions contemplated by the Transaction Documents); provided, that, notwithstanding the foregoing, the Company will provide copies of all documentation necessary to comply with this Section 7.02(g) to Purchaser for its review and approval prior to submitting such documentation to the appropriate Persons.

          7.03 Negative Covenants of the Company. Prior to the Closing Date, except as set forth on Schedule 7.03, unless Purchaser otherwise agrees in writing, the Company will not:

          (a) except as expressly contemplated by this Agreement, take or omit to take any action, which, individually or in the aggregate, could be reasonably anticipated to have a material adverse effect upon the business; financial condition; operating results; value; assets; liabilities; operations; applicable regulations; customer, supplier or employee relations; or business prospects of the Company;

          (b) (i) issue, sell or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amend its articles of incorporation or bylaws; (iv) make any redemption or purchase of any shares of its capital stock or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any distribution in respect of any of the foregoing or (v) issue, sell or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

          (c) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Purchaser, or any of their respective Affiliates;

          (d) take any other action or omit to take any other action that would require disclosure pursuant to Section 7.02(f) if each representation and warranty contained herein were remade as of the time of such action or omission; or

          (e)   commit to do any of the foregoing.

                                  ARTICLE VIII

                                    EMPLOYEES

          8.01  Employee Matters.

          (a) Schedule 8.01(a) attached hereto identifies each Active Employee as of the date of this Agreement, together with such Active Employee's title or job position, service, compensation and such other information as is required to be provided by this Article VIII with respect to such Active Employee. Schedule 8.01(a) shall be updated by the Company on or before the Closing Date to identify individuals who become Active Employees after the date of this Agreement and to remove those individuals who cease to be Active Employees prior to the Closing (without regard to the reason or circumstance for such termination of Active Employee status). In hiring new employees and terminating employees after the date of this Agreement, the Company shall follow its usual and ordinary course of business in accordance with past practice, except as otherwise set forth on Schedule 8.01(b). For purposes of this Section 8.01(a), the term "Active Employees" shall include all full-time and part-time employees; casual employees; employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, or layoff with recall rights; and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

          (b) Schedule 8.01(b) attached hereto identifies those Active Employees as of the date of this Agreement whose employment shall be terminated by the Company on or prior to the Closing Date. Those Active Employees who are not listed on Schedule 8.01(b) shall be "Retained Employees" for purposes of this Agreement and, for avoidance of doubt, those Active

Employees who are listed on Schedule 8.01(b) shall not in any event be considered "Retained Employees" for purposes of this Agreement.

          (c) Schedule 8.01(c) attached hereto sets forth the positions and compensation and, if applicable, severance benefits to be offered by the Purchaser to the Retained Employees following the Closing Date.

          (d) Purchaser shall make available or shall cause the Surviving LLC to make available to all Retained Employees employee benefit plans and programs which, in the aggregate, shall be substantially the same as the employee benefits provided by TSI Telecommunication Services Inc. to its similarly situated employees; provided, however, that nothing contained in this Agreement shall confer upon any Retained Employee any right to continue employment with the Surviving LLC, nor shall anything herein interfere with the right of the Surviving LLC to terminate the employment of any Retained Employee at any time, with or without notice or cause, or restrict the Surviving LLC from modifying the terms and conditions of employment of any Retained Employee after the Closing Date. Purchaser shall provide or shall cause the Surviving LLC to provide health continuation coverage to each employee and former employee (including any spouse or dependents thereof) of the Company who in connection with the transactions contemplated by this Agreement are or will be "M&A qualified beneficiaries" (as such term is defined in Section 54.4980B-9 (Q&A 4) of the federal income tax regulations) to the extent required under COBRA.

          (e) Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Retained Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Retained Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Retained Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

          (f) On the Closing date, the Company or the Surviving LLC shall pay transaction bonuses to those individuals and in the amounts set forth on
Schedule 8.01(f) attached hereto in accordance with the terms of the Company's 2002 Management Retention Plan, as amended.

                                   ARTICLE IX

                                   TERMINATION

          9.01 Conditions of Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)   by the mutual written consent of the Company and Purchaser;

          (b) by Purchaser if there has been a misrepresentation or breach of representation, warranty or covenant by the Company or any Seller Party in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto;

          (c) by the Company if there has been a misrepresentation, breach of any representation, warranty or covenant by Purchaser in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto; or

          (d) by Purchaser or the Company if the transactions contemplated hereby have not been consummated by August 15, 2003;

provided that the Party electing termination pursuant to clause (d) of this
Section 9.01 is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Schedules and Exhibits attached hereto. In the event of termination by either Purchaser or the Company pursuant to this Section 9.01, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other Parties.

          9.02 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Article XI (and X to the extent definitions are contained therein) shall survive such termination indefinitely, and except that nothing in Section 9.01 or this Section 9.02 shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

                                   ARTICLE X

                                   DEFINITIONS

          10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein. Certain defined terms used herein that are defined elsewhere in this Agreement are referenced in the Index to Defined Terms on page iii hereof.

          "Affiliates" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company Stock" means the Junior Stock and the Series C Preferred.

          "Contract" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan (including any

Multiemployer Plan), (c) Employee Welfare Benefit Plan or (d) other plan, policy, program or arrangement (whether or not terminated) which provides deferred compensation benefits, stock purchase, stock option, bonus benefits or compensation, incentive benefits or compensation, severance or salary continuation benefits or compensation, "change of control" benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits.

          "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

          "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

          "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid at Closing.

          "Intellectual Property" means all (i) patents, patent applications, patent disclosures and inventions, (ii) internet domain names and websites, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

          "LLC Agreement" means that certain Limited Liability Company Agreement of TSI Telecommunication Holdings, LLC, dated as of February 14, 2002, by and among TSI Telecommunication Holdings, LLC and the unitholders party thereto, as amended from time to time in accordance with its terms.

          "Legal Requirement" means any requirement arising under any law, rule, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution, judgment, recommendation or any determination or direction of any arbitrator or any Governmental Entity.

          "Liability" means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

          "Lien" or "Liens" means any mortgage, pledge, security interest, encumbrance, lien, charge, option, put, restriction, preemptive rights, rights of first refusal or other similar arrangement or interest or any other type of preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

          "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

          "ordinary course of business" means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

          "Other Stockholders" means Stockholders of the Company other than the Seller Parties.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Preferred Stock" means, collectively, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock.

          "Registration Agreement" means that certain Registration Agreement, dated as of February 14, 2002, by and among TSI Telecommunication Holdings, LLC, GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., G. Edward Evans, Snowlake Investments Pte Ltd, and each of the other Persons from time to time party thereo, as amended in accordance with its terms.

          "Securityholders Agreement" means that certain Securityholders Agreement, dated as of February 14, 2002, by and among TSI Telecommunication Holdings, LLC, GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P.,
G. Edward Evans, Snowlake Investments Pte Ltd, and each of the other Persons from time to time party thereo, as amended in accordance with its terms.

          "Series A Preferred Stock" means the Series A Preferred Stock, par value $.01 per share of the Company.

          "Series A-1 Preferred Stock" means the Series A-1 Preferred Stock, par value $.01 per share of the Company.

          "Series B Preferred Stock" means the Series B Preferred Stock, par value $.01 per share of the Company.

          "Series B-1 Preferred Stock" means the Series B-1 Preferred Stock, par value $.01 per share of the Company.

          "Series C Preferred Stock" means the Series C Preferred Stock, par value $.01 per share of the Company.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all United States federal, state, provincial, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest and shall include any Liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information and any amended returns) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          "Transaction Documents" means this Agreement, the Exchange Agreement, the LLC Agreement, the Registration Agreement, the Securityholders Agreement and agreements providing for the termination of outstanding Warrants and termination of affiliate contracts (other than existing employment agreements) and any other Contract contemplated hereby to which the Company and/or any Seller Party is a party.

          "Warrants" means all rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

          10.02 Certain Other Definitional Provisions. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

                                   ARTICLE XI

                                  MISCELLANEOUS

          11.01 Survival of Representations. The representations and warranties in Section 4.01 (Organization and Corporate Power), Section 4.02 (Capital Stock and Related Matters) and Section 4.04 (Authorization; No Breach), Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization; No Breach),
Section 5.03 (Capital Securities), Section 6.01 (Organization and Power),
Section 6.02 (Authorization) and Section 6.07 (Capital Stock and Related Matters) and the covenants and agreements set forth in this Agreement shall survive the Closing and shall not terminate until the first anniversary of the Effective Time. All other representations and warranties in this Agreement or in any certificate delivered by any Party to

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another Party in connection with this Agreement shall not survive following the
Closing and shall terminate at the Effective Time.

          11.02 Press Release and Announcements. Except as may otherwise be required by Legal Requirements or as expressly set forth herein, the timing and content of all press releases and other public announcements and all announcements to the Company's customers, licensors or employees relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be determined jointly by Purchaser and the Company prior to the Closing Date and thereafter by the Surviving LLC.

          11.03 Tax Treatment. Each of Purchaser, Merger Sub, the Company and the Seller Parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code (and any corresponding provision of state or local law) in any and all federal, state and local income Tax returns filed by it except under reasonable reliance on advice from its accounting, financial or legal advisors. Each of Purchaser, Merger Sub, Company and the Seller Parties agrees that it shall not take any action, except as expressly provided by this Agreement and the documents attached as Exhibits hereto, either prior to or after the Closing Date that may result in the Merger failing to qualify as such a reorganization.

          11.04 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated by the Transaction Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

          11.05 Exclusivity. The Company shall, and shall cause the officers, directors, employees and Affiliates of the Company to, not discuss a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or assets of the Company with any other Person (an "Acquisition Proposal") or provide any information to any third party other than information which is traditionally provided in the regular course of such entity's business operations to third parties where such entity and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the capital stock or assets of the Company. The Company shall, and shall cause the officers, directors, employees and Affiliates of the Company to: (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing and (ii) promptly notify Purchaser if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is subsequently made.

          11.06 Remedies. Purchaser, the Company and the Seller Parties each have and retain all rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of any provision of this Agreement.

          11.07 Expenses. At the Closing, the Surviving LLC shall pay (or cause to be paid) all of the costs, fees and expenses incurred by the Company in connection with this

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Agreement and the consummation of the transactions contemplated hereby
(including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses). If the Closing does not occur, the Company shall be solely responsible for and shall pay all of the expenses incurred by the Company in connection with this Agreement and the preparation for the consummation of the transactions contemplated hereby. Except as otherwise provided herein or therein, Purchaser shall pay its own and Merger Sub's and the Seller Parties shall pay their own fees and expenses incurred in connection with or related to the sales process, the negotiation of this Agreement and the other Transaction Documents, the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

          11.08 Assignment. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller Party, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Purchaser. Purchaser may, in its sole discretion, assign in whole or in part its rights or obligations pursuant to this Agreement (A) to one or more of its Affiliates, (B) in connection with a merger or consolidation involving such Purchaser or any of its Affiliates or (C) in connection with a sale of all of any portion of the securities or assets of such Purchaser or any of its Affiliates (including, without limitation, in connection with a disposition of such Person's business in whole or in part). Each of the assignor's shall be released from any obligations being assigned by it effective upon the effective date of such assignment. Purchaser and, following the Closing, the Surviving LLC may assign its rights pursuant to this Agreement to any of its lenders as collateral security.

          11.09 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.10 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

          11.11 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns.

          11.12 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

          11.13 Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon the Company (or following the Effective Time, the Surviving LLC) only if set forth in a writing executed by the Company (or the Surviving LLC, as the case may be) and referring specifically to the provision alleged to have been amended or waived, any such amendment or waiver shall be binding upon any Seller Party only if set forth in a writing executed by such Seller Party and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Purchaser and Merger Sub only if set forth in a writing executed by Purchaser and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

          11.14 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

          11.15 Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and the holders of its equity securities. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          11.16 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser, the Seller Parties and the Company at the addresses indicated on Schedule 11.16 attached hereto or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          11.17 Delivery by Facsimile. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

          11.18 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          11.19 Limitation of Liability of Seller Parties. Notwithstanding any other provision of this Agreement, in no event shall any Seller Party have any liability for any breach of any representation, warrant or covenant set forth in this Agreement, other than the shares of TSI Networks Stock received by such Seller Party (or any shares, securities or other consideration received by such Seller Party in exchange therefor), except in the case of fraud.

          11.20 Termination of Existing Stockholder Agreements. At the Effective Time, the Company and the Seller Parties hereby terminate all agreements regarding voting, transfer or other arrangements related to the Company Stock that are in effect immediately prior to the Closing.

          11.21 Legend. Each certificate evidencing TSI Networks Stock issued to a Series C Preferred Stockholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

          `THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY __, 2003, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OTHER PARTIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO ANY HOLDER HEREOF UPON WRITTEN REQUEST."

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

     Company:           BRIENCE, INC.

                        /s/ Stephen E. Recht
                        By:   Stephen E. Recht
                        Its:  CEO


     Purchaser:         TSI TELECOMMUNICATION NETWORK SERVICES INC.

                        /s/ G. Edward Evans
                        By:   G. Edward Evans
                        Its:  Chief Executive Officer


     Merger Sub:        TSI BRIENCE, LLC

                        /s/ G. Edward Evans
                        By:   G. Edward Evans
                        Its:  Chief Executive Officer


     Seller Parties:    GTCR FUND VII, L.P.
                        GTCR CO-INVEST, L.P.

                        By:  GTCR GOLDER RAUNER, L.L.C.

                        /s/ Philip A. Canfield
                        By:    Philip A. Canfield
                        Its:  Principal


                        GREYLOCK X LIMITED PARTNERSHIP
                        GREYLOCK X-A LIMITED PARTNERSHIP

                        By:

                        /s/ Donald A. Sullivan
                        By:   Greylock X GP Limited Partnership
                        Its:  General Partner

                        McCANCE FAMILY, L.P

                        By:

                        /s/ Mary H. Murphy
                        By:   Mary H. Murphy
                        Its:  Attorney-In-Fact


                        ROGER L. EVANS REVOCABLE TRUST

                        /s/ Mary H. Murphy
                        By:   Mary H. Murphy
                        Its:  Attorney-In-Fact


                        MAPACHE INVESTMENTS, L.P.

                        By:

                        /s/ Mary H. Murphy
                        By:   Mary H. Murphy
                        Its:  Attorney-In-Fact


                        CHARLES CHI AND RENEE VANDIEEN,
                        TENANTS IN COMMON

                        By:

                        /s/ Mary H. Murphy
                        By:   Mary H. Murphy
                        Its:  Attorney-In-Fact


                        GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP

                        /s/ Jonathan Gleason
                        By:   Jonathan Gleason
                        Its:  Investment Portfolio Administrator

                        O'MELVENY & MYERS, LLP

                        /s/ Peter T. Healy
                        By:   Peter T. Healy
                        Its:  Partner


                        MG-HIW, LLC

                        By:
                        Its:


                        /s/ Rod McGeary
                        ROD McGEARY


                        /s/ Mary H. Murphy
                        HOWARD E. COX, JR.
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        WILLIAM S. KAISER
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        WILLIAM HELMAN
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        ANEEL BHUSRI
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        CHARLES M. HAZARD, JR.
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        DAVID SZE
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        DAVID N. STROHM
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact

                        /s/ Mary H. Murphy
                        DAVID B. ARONOFF
                        By: Mary H. Murphy
                        Its: Attorney-In-Fact